Exhibit 10.38

Veeco Instruments Inc.

Annual Report on Form 10-K for the Year Ended December 31, 2004

VEECO INSTRUMENTS INC.

100 Sunnyside Boulevard, Suite B

Woodbury, NY  11797

July 7, 2004

John Bulman

P.O. Box 494

36 Casey Lane

Mount Sinai, NY 11766

Dear John:

By letter dated April 1, 2003, I had previously informed you of certain enhanced severance benefits which Veeco was making available to you in recognition of the valuable contributions you have made to Veeco’s success.  In light of your continued efforts at Veeco, the salary continuation benefit referred to in the April 1, 2003 letter is hereby increased to 12 months.  The terms and conditions for the payment of this benefit, as described in the April 1, 2003 letter, will continue to apply.

I appreciate the commitment you have made to Veeco and it is with that understanding that you have been selected to receive this severance benefit.

If you agree with the foregoing, please sign below to so indicate.

Sincerely,	ACCEPTED AND AGREED:

/s/ Edward H. Braun	/s/ John Bulman
Edward H. Braun	John Bulman
Chairman and Chief Executive Officer

VEECO INSTRUMENTS INC.

100 Sunnyside Boulevard, Suite B

Woodbury, NY  11797

April 1, 2003

John Bulman

P O Box 494

36 Casey Lane

Mount Sinai, NY 11766

Dear John:

On behalf of Veeco, I am pleased to offer to you enhanced severance arrangements in recognition of the valuable contributions you have made to Veeco’s success.

In the event you are terminated without “Cause” or you resign for “Good Reason” (each as defined below), the following would apply:

(a) Veeco will pay you at least 6 months severance in the form of a salary continuation benefit based on your annual base salary in effect immediately prior to such termination (but without regard to any salary reduction program then in place), less applicable deductions.

(b) Any options to purchase shares of Veeco common stock granted to you on or after the date hereof (“Options”) which are held by you as of the date of such termination shall remain exerciseable until the earlier of (x) 12 months following the date of such termination and (y) the expiration of the original term of such Options.

(c) In addition, if such termination or resignation occurs within 12 months following a “Change of Control” (as defined below), any Options which are held by you as of the date of such termination that were not vested as of such date shall become immediately and fully vested as of such date.

Receipt of the benefits described above is conditioned upon your execution (without revocation) of a general release of claims in a form satisfactory to Veeco, including non-competition and non-solicitation provisions for the duration of the period during which salary continuation benefits are payable as described above.  Please see the attached page for certain additional provisions of this letter.

I appreciate the commitment you have made to Veeco and it is with that understanding that you have been selected as a key member of the Veeco team to receive these severance benefits.

If you agree with the foregoing, please sign below to so indicate.

Sincerely,	ACCEPTED AND AGREED:

/s/ Edward H. Braun	/s/ John Bulman
Edward H. Braun	John Bulman
Chairman and Chief Executive Officer

Additional Provisions

Please note that this letter does not alter the “at-will” nature of your employment with Veeco.  This means that your employment may be terminated by you or by Veeco at any time, with or without cause.  As described above, however, you may be entitled to severance benefits depending upon the circumstances of the termination of employment.

As used above, the following definitions shall apply:

“Cause” shall mean (i) your willful and substantial misconduct, (ii) your repeated, after written notice, neglect of duties or failure to perform your assigned duties, (iii) your commission of any material fraudulent act with respect to Veeco or its business, or (iv) your conviction of (or plea of no contest to) a crime constituting a felony.

“Change of Control” shall mean:  (a) any person or group of persons becomes the beneficial owner of securities representing 50 percent or more of Veeco’s outstanding voting securities, or (b) the approval by Veeco’s stockholders of one of the following:

(i)  Any merger or statutory plan of exchange (“Merger”) in which Veeco would not be the surviving corporation or pursuant to which Veeco’s voting securities would be converted into cash, securities or other property, other than a Merger in which the holders of Veeco’s voting securities immediately prior to the Merger have the same proportionate ownership of voting securities of the surviving corporation after the Merger;

(ii)  Any Merger in which the holders of outstanding voting securities of Veeco prior to such Merger will not, in the aggregate, own a majority of the outstanding voting securities of the combined entity after such Merger; or

(iii)  Any sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Veeco’s assets or the adoption of any plan or proposal for Veeco’s liquidation or dissolution.

“Good Reason” shall mean  a reduction of your base salary, other than as part of a salary reduction program affecting management employees generally.